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Reconciliations 14 (In thousands) Net Sales Intersegment Net Sales Net Sales from External Customers Net Sales Intersegment Net Sales Net Sales from External Customers Pipe $ 357,407 $ (10,289) $ 347,118 $ 396,690 $ (7,911) $ 388,779 Infiltrator Water Technologies 102,723 (15,046) 87,677 130,576 (23,643) 106,933 International International - Pipe 25,136 (706) 24,430 29,390 (5,646) 23,744 International - Allied Products & Other 9,998 - 9,998 10,569 - 10,569 Total International 35,134 (706) 34,428 39,959 (5,646) 34,313 Allied Products & Other 150,166 (1,830) 148,336 149,121 (959) 148,162 Intersegment Eliminations (27,871) 27,871 - (38,159) 38,159 - Total Consolidated $ 617,559 $ - $ 617,559 $ 678,187 $ - $ 678,187 (In thousands) Net Sales Intersegment Net Sales Net Sales from External Customers Net Sales Intersegment Net Sales Net Sales from External Customers Pipe $ 1,758,961 $ (41,772) $ 1,717,189 $ 1,555,248 $ (15,814) $ 1,539,434 Infiltrator Water Technologies 523,643 (81,363) 442,280 551,906 (91,406) 460,500 International International - Pipe 179,898 (19,215) 160,683 171,525 (19,430) 152,095 International - Allied Products & Other 59,170 - 59,170 53,217 - 53,217 Total International 239,068 (19,215) 219,853 224,742 (19,430) 205,312 Allied Products & Other 700,319 (8,520) 691,799 569,352 (5,283) 564,069 Intersegment Eliminations (150,870) 150,870 - (131,933) 131,933 - Total Consolidated $ 3,071,121 $ - $ 3,071,121 $ 2,769,315 $ - $ 2,769,315 Three Months Ended March 31, 2023 March 31, 2022 Fiscal Year Ended March 31, 2023 March 31, 2022

Reconciliations 15 (Amounts in thousands) 2023 2022 2023 2022 Segment adjusted gross profit Pipe $ 111,540 $ 94,501 $ 532,551 $ 353,182 Infiltrator Water Technologies 40,011 53,030 233,580 231,825 International 10,225 9,127 61,681 58,822 Allied Products & Other 82,827 80,028 376,299 284,091 Intersegment Eliminations 595 (1,449) 924 (28) Total Segment Adjusted Gross Profit 245,198 235,237 1,205,035 927,892 Depreciation and amortization 22,373 18,881 84,048 71,705 ESOP and stock-based compensation expense 404 6,946 2,579 36,622 ESOP acceleration - 19,181 - 19,181 Total Gross Profit $ 222,421 $ 190,229 $ 1,118,408 $ 800,384 Three Months Ended March 31, Fiscal Year Ended March 31,

Reconciliations 16 Notes: a) In the fourth quarter of fiscal 2022, the approximately 0.3 million remaining unallocated shares of Preferred Stock were allocated on March 31, 2022, after repayment of the ESOP loan. b) Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions. c) Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense (benefit). (Amounts in thousands) 2023 2022 2023 2022 Net income $ 86,312 $ 47,129 $ 511,353 $ 275,026 Depreciation and amortization 37,803 38,121 145,149 141,808 Interest expense 20,848 8,450 70,182 33,550 Income tax expense 21,948 28,008 150,589 110,071 EBITDA 166,911 121,708 877,273 560,455 Loss on disposal of assets and costs from exit and disposal activities 4,544 844 4,397 3,398 Stock-based compensation expense 1,747 5,647 21,659 24,158 ESOP compensation expense - 10,012 - 53,401 ESOP acceleration (a) - 30,435 - 30,435 Transaction costs (b) 486 517 3,903 3,539 Interest income (3,840) (3) (9,782) (52) Other adjustments (c) 2,132 (659) 6,512 708 Adjusted EBITDA $ 171,980 $ 168,501 $ 903,962 $ 676,042 Three Months Ended March 31, Fiscal Year Ended March 31,